Exhibit 10.4
SIRENZA MICRODEVICES, INC.
FORM OF AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
     This Amendment to the Executive Employment Agreement (the “Amendment”) is made as of October ___, 2007, by and between Sirenza Microdevices, Inc. (the “Company”), and Gerald Hatley (the “Executive”).
RECITALS
     WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement dated September 1, 2003 (the “Agreement”).
     WHEREAS, the Company and Executive desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:
AGREEMENT
     1.     Involuntary Termination. Section X.E. of the Agreement, entitled “Involuntary Termination,” is hereby amended to read in its entirety as follows:
          E.     Involuntary Termination. In the event a termination constitutes an Involuntary Termination as defined herein, Executive shall be entitled to, in lieu of any severance benefits to which the Executive may otherwise be entitled under any Company severance plan or program, (i) payment of the unpaid amount of the then applicable annual base salary up to the effective date of such Involuntary Termination, (ii) payment of Executive’s pro rata share of any incentive bonus program calculated as of the effective date of such Involuntary Termination based on the number of full calendar months worked in any calendar year for which a bonus is to be paid, (iii) payment of Executive’s then current base salary for a period of time equal to the Severance Period (such payment under this clause (iii) to be referred to herein as the “Severance Amount”), in each case which, subject to Section XXVI, shall be payable in a lump sum as promptly as possible following Executive’s Involuntary Termination. In addition, in the event of an Involuntary Termination, 50% of the shares subject to all then unvested stock options and stock appreciation rights that have previously been granted to Executive will vest and remain exercisable after such termination in accordance with the terms of the stock plan under which such options were granted. Subject to the Company’s obligations under paragraph H of this Section X, the Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.

     2.     Medical and Dental Benefits. Section X.H. of the Agreement, entitled “Medical and Dental Benefits,” is hereby amended to read in its entirety as follows:
          H.     Medical and Dental Benefits. If Executive’s employment by the Company or any subsidiary or successor of the Company is terminated because of death, Disability, or Involuntary Termination, then to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical and dental plans of the Company (or any subsidiary) immediately prior to the termination, the Company will provide Executive reimbursement for premiums paid for the continuation of such benefits for Executive and those dependents for the same or equivalent coverages until twelve (12) months after the effective date of any such termination of employment. The Company is under no obligation to provide reimbursement for special coverages for Executive which would not be covered by the plans applicable to employees generally. The reimbursement payable to Executive pursuant to this paragraph shall be reduced by the amount equal to the contributions required from time to time from other employees for equivalent coverages under the Company’s medical or dental plans. If and to the extent that Executive or any of his dependents is eligible to participate in a medical, dental or other health insurance plan of another employer after the termination of his employment by the Company, then the reimbursement benefit provided by this paragraph shall be eliminated or commensurately diminished.
     3.     Post-Termination Consulting. Section XII of the Agreement, entitled “Post-Termination Consulting,” is hereby amended to read in its entirety as follows:
XII.     Post-Termination Consulting. In the event of Executive’s Involuntary or Voluntary Termination, if requested by the Company, Executive agrees to provide services to the Company as a consultant for a period of thirty (30) days following the effective date of such termination (the “Consulting Period”), in exchange for cash compensation at the rate of $100 per hour. Executive shall have the right to decline to provide any consulting services requested by the Company after an Involuntary Termination or Voluntary Termination but such refusal during the period when severance payments are being made (or accrued pursuant to Section XXVI of this Agreement) by the Company will result in the forfeiture of Executive’s right to the Severance Amount hereunder. If Executive does elect to provide consulting services following the completion of the severance period, Executive shall be obligated to provide no more than ten (10) hours of consulting services per week during the Consulting Period, unless the parties agree otherwise, and the Company shall make reasonable accommodations for Executive with respect to the place and time of the provision of such services so as not to interfere with Executive’s future employment or employment opportunities or otherwise.
Notwithstanding the foregoing, in the event that the level of consulting services provided by Executive to the Company or its successor following the effective date of Executive’s Involuntary or Voluntary Termination exceeds 20% of the average level of services that Executive performed over the thirty-six (36) month period preceding the effective date of such termination (or such lesser number of months that constitutes the total period during which Executive provided services to the Company, if applicable), the Involuntary or Voluntary Termination, as applicable, will not constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any other guidance promulgated thereunder, as they each may be amended from time to time (“Section 409A”).
     4.     Code Section 409A. The following shall be added as Section XXVI of the Agreement:
XXVI. Code Section 409A.
          A. Notwithstanding anything to the contrary in this Agreement, no severance benefits pursuant to Sections X.E(ii) and (iii) of this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” for purposes of Section 409A (other than due to death), then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, in each case which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his “separation from service” but prior to the six (6) month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
          B. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

     5.     Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.
     6.     Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
     7.     Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.
     8.     Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.
     9.     Governing Law. This Amendment shall be governed in all respects by the internal laws of Colorado, without regard to principles of conflicts of law.
     10.    Amendment. Any provision of this Amendment may be amended, waived or terminated by a written instrument signed by the Company and Executive.
(Signature page follows)

     IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

GERALD HATLEY	SIRENZA MICRODEVICES, INC.

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Gerald Hatley

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(Signature page to Amendment to Hatley Agreement)